Exhibit 99.3

The Acquisition of Jayco, Corp.

Effective June 30, 2016

This list of questions and answers includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, potential regulatory concerns surrounding acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending April 30, 2016. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this list of questions and answers or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Transaction Details

Can you summarize the essence of the transaction?

A.	Thor is purchasing all of the outstanding stock of Jayco, Corp. (“Jayco”). The total purchase price of the transaction is approximately $576 million, subject to final adjustment to the value of tangible net assets. This was an all cash purchase that closed on and was effective as of June 30, 2016. The $576 million cash purchase price was paid from our existing cash balances and $360 million from an asset based revolving credit facility.

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What is the balance sheet impact of the transaction?

A.	We acquired substantially all of the assets of Jayco, including approximately $115 million of tangible net assets, subject to adjustment. Within the net assets, we acquired Jayco’s accounts receivables, prepaid expenses and fixed assets while assuming their normal course liabilities, which include working capital liabilities (trade and other payables) and accrued expenses that include product liability and contingent liabilities such as the repurchase reserve. Once the final net asset and purchase price accounting adjustments are determined, we will be able to determine the amount of intangibles and goodwill that will result from the transaction.

Jayco along with Starcraft RV, Highland Ridge and Entegra Coach currently operate 31 facilities, which include 17 production lines covering 2.2 million square feet of production space located primarily in Northern Indiana with additional facilities in Twin Falls, Idaho. Their owned facilities will be part of our combined fixed asset base.

Did you assume any additional long-term debt from Jayco?

A.	No.

Will the transaction be accretive or dilutive to the Company’s shareholders in year one and beyond?

A.	We expect the transaction to be accretive to earnings within the first full year of operations. In calendar year 2015, Jayco generated approximately $1.5 billion in sales and operating income of approximately $70 million. Given that Jayco has a similar growth profile to our other subsidiaries, we would expect them to grow and contribute meaningfully to our future results.

What is the breakdown of Jayco’s sales between towables and motorized?

A.	For calendar year 2015, approximately 65% of Jayco’s revenue was from towable RVs and approximately 35% of revenue was from motorized RVs.

What are the tax implications of the acquisition?

A.	We have decided to make the election provided in Section 338(h)(10) of the tax code which will enable us to deduct for tax purposes the difference between the purchase price and the tax basis of the net assets acquired over a 15 year period.

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How will you integrate Jayco into Thor?

A.	Thor maintains a decentralized structure under which its subsidiaries operate as independent companies. This means that Jayco, Corp. will continue to operate its business independently just as it has over the past 48 years, and its current management team will remain in place. We do not have plans to integrate Jayco into any of our other subsidiaries. As with our past acquisitions of private companies, there will be some modest changes associated with Jayco becoming a subsidiary of a public company.

Does this acquisition raise any anti-trust concerns?

A.	No. We believe this acquisition will enhance competition by giving Jayco the backing and support of Thor. The market share numbers reported by RVIA and others show the highly competitive nature of this industry. In each category in which both Thor and Jayco brands compete, there are multiple other competitors giving us a run for our money and forcing us to stay at the top of our game in order to earn our customers' business. In addition, these statistics underestimate competition among brands. Jayco will continue to compete both with other Thor subsidiaries and other competitors, just as it has in the past. Through Thor's decentralized structure, we believe the best path to success is through competition, and in the same manner by which our subsidiaries compete amongst themselves and with outside companies, we are confident the Bontrager brothers will continue to effectively compete in the market just as they have over the past 48 years. Competition in the RV industry is robust, and it will remain so.

What are the terms of the credit agreement?

A.	The borrowings are from an asset-based revolving loan facility. The facility bears a variable interest rate based on a spread plus either the prime rate or LIBOR and is secured primarily by our cash accounts, inventory, accounts receivable and certain machinery and equipment.

What will be the impact on Thor’s fourth-quarter results?

A.	Specific to the impact of this transaction on our fiscal 2016 results, we will have approximately one month of sales and pre-tax profit from Jayco that will be included in our fourth-quarter and full-year financial results. We will also incur certain expenses associated with the transaction that will be included in our fourth-quarter and full-year results. We expect to incur approximately $3 million of legal and consulting fees during the fourth quarter. We previously incurred approximately $1 million of related legal and professional fees which were included in our recently released third-quarter results. In addition, we will incur approximately $8 million of fees associated with the loan facility in the fourth quarter, which will be capitalized and amortized over the term of the loan facility.

During July, we will perform internal and independent external evaluations to assign fair values to the acquired net assets, including the acquired inventory, which in turn will reduce margins on the sale of that inventory during the fourth quarter and first quarter. As a result of the various fees and other costs to be incurred during the fourth quarter, including one month of interest on the outstanding loan balance, one month of amortization of the loan facility costs noted above and one month of the amortization of the various intangible assets, we anticipate that the net impact on our fourth quarter and full-year results from the acquisition of Jayco will not be material.

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Will you be providing any pro-forma financial statements to reflect the impact of the transaction?

A.	Yes. We will file an amended 8-K with pro-forma financial statements within 75 days of the closing. We will also include pro-forma financial information when we file our annual report on Form 10-K in late September.

Rationale / Strategic Value

Why does this acquisition make sense for Thor?

A.	This acquisition presented Thor with a unique opportunity to acquire a well-respected and long-term industry player. It also aligned very well with the criteria we typically look for in a potential acquisition. Jayco has a history of success, great products and brands, and a strong, dedicated, and experienced management team that will continue to operate the business. The cultural fit is also an important consideration, and we share similar values and an emphasis on providing high-quality, innovative products to our dealers and consumers. Additionally, Jayco and its subsidiaries have a strong base of more than 850 dealers throughout North America with modest overlap to our other subsidiaries’ dealers.

In what ways does this transaction improve Thor’s long-term growth prospects?

A.	This transaction exemplifies how we have approached acquisitions over our history. Thor has endeavored to buy successful companies with strong management teams that can benefit from Thor’s financial strength and resources to drive future growth. The acquisition of Jayco furthers this strategy and allows Jayco to continue its history of success by offering a strong portfolio of products and services to the market, resulting in enhanced competitiveness within the industry. We believe, and our decentralized structure has proven for more than 30 years, that the best path to success is through competition. In the same manner by which our subsidiaries currently compete amongst themselves and with outside companies today, we are confident Jayco will continue to compete effectively in the market as they have over the past 48 years.

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From a product and market share standpoint, what did Thor see as complementary in Jayco’s product offerings?

A.	We saw many areas where Jayco could complement the existing market penetration of Thor. For example, Jayco has a much larger presence and history in folding camping trailers than we have. Jayco also has complementary lines in motorized RV’s, including its higher-end diesel Class A motorhomes and Super C motorhomes as compared to Thor Motor Coach’s line of products. Finally, Jayco brings the Jay Flight, the number one selling travel trailer for the past 11 years.

Does the acquisition of Jayco signal that Thor will shift the product focus at any of the other subsidiaries?

A.	No. With our decentralized structure, each of our subsidiaries pursues their own strategies with regard to product offerings, innovation and markets. Shifts in product focus are market driven and determined by our subsidiary management teams.

If you are keeping the companies separate, what synergies are you going to achieve?

A.	Like our previous acquisitions, the primary focus of this acquisition is to enhance value by enabling the management team to grow the acquired businesses by providing access to the resources they need to achieve their objectives. However, we believe that, over time, this acquisition will result in modest cost improvements and that this acquisition will prove to be significantly accretive to Thor’s overall earnings.

Do you worry that you made such a large purchase at the peak in the RV market?

A.	This transaction illustrates our confidence in the future of the RV industry as large numbers of younger consumers enter and expand the market over the coming decades. These younger consumers are supplementing the ongoing growth of baby boomers still entering the market as they reach retirement. As an opportunistic purchaser that has become the acquirer of choice in our industry, we must take a long-term view when it comes to making significant investments in our growth. The younger consumers that will drive future growth are entering the market with purchases of more moderately priced travel trailers, which have been a focus for both Jayco and our other subsidiaries. This investment positions us well to fully meet these emerging demographic trends.

Did you utilize an investment bank or transaction advisors?

A.	No.

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The Company: Jayco

What types of RV products does Jayco offer? How are these different from Thor? How will the offerings of Jayco or Thor change as a result of this acquisition?

A.	Jayco offers a diverse line of RV products, including folding travel trailers, toy haulers, fifth wheels camping trailers, and Class C and Class A motorhomes. We view Jayco products as largely complementary to the product lines of existing Thor subsidiaries. For example, Jayco has a much larger position in folding camping trailers than we have. Jayco also has complementary lines in motorized RV’s, including its higher-end diesel Class A motorhomes and Super C motorhomes as compared to Thor Motor Coach’s line of products.

The competitive landscape in the industry and between the Thor subsidiaries, now including Jayco, will remain highly competitive as a result of this acquisition. In fact, based on past experience, we would expect competition and innovation to increase. Our decentralized model supports the independent, entrepreneurial spirit of our subsidiaries to compete against each other and against non-Thor competitors – that competitive spirit will continue.

Does Jayco operate at similar margins as Thor?

A.	Jayco’s consolidated gross margins for calendar year 2015 were approximately 9.5% compared to Thor’s 13.9% in fiscal 2015, and as a result we expect modest dilution of our consolidated margins going forward.

Is there an opportunity to improve Jayco’s margins?

A.	All of our subsidiaries are focused on continuous improvements in their operations, and we expect Jayco will share that focus resulting in better cost structure over the long term.

Is any of the acquired business outside the U.S.? How much and in what markets?

A.	All of Jayco’s operating facilities are in the United States, primarily in Indiana, but there is also a facility in Twin Falls, Idaho. Similar to Thor, Jayco generates the vast majority of its sales in North America, with the primary export market being Canada; with all sales made in U.S. dollars.

How many employees does Jayco have?

A.	Jayco currently employs approximately 3,200 people throughout its various locations in Indiana and Idaho.

What is Jayco’s retail market share percentage per Statistical Survey data?

A.	In calendar year 2015, Jayco accounted for approximately 13.4% of total RV industry retail registrations.

Will the increase in your combined market share create the opportunity for increased pricing?

A.	No. As previously noted, the transaction will not have an impact on the competitive nature of our business nor the way our subsidiaries do business. All of our subsidiaries, including Jayco, will continue to price units based on market forces and will compete against each other as well as outside RV manufacturers.

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Post Transaction / Combined Company

Will the existing management team stay?

A.	The Bontrager brothers and their management team will continue to run Jayco just as they have been for the past 48 years. The Jayco team has decades of experience and knowledge related to the industry, operations, products, dealer relations and customer needs and expectations – and that expertise will continue to be utilized on a daily basis to the benefit of Jayco employees, dealers and retail customers. Jayco will work under Thor’s established and successful decentralized structure that relies heavily on an independent and incentivized management team, augmented by the resources of Thor and limited centralized functions.

Is there a non-compete agreement in place for Jayco’s key management team?

A.	Yes, we have a two-year non-compete in place should any of the key team members decide to leave.

Will Jayco’s CEO or anyone else from Jayco join the Corporate management team of Thor?

A.	No.

What is Jayco’s annual maintenance CapEx? Are there any expected, large CapEx projects for Fiscal 2017 beyond maintenance CapEx?

A.	Total CapEx for calendar year 2015 was approximately $15 million, estimated maintenance CapEx is in the range of $5-8 million. The management team at Jayco will be evaluating their larger projects for CapEx for fiscal 2017 in the near future.

Will there be any Jayco layoffs as a result of Thor’s acquisition?

A.	We have no plans to change Jayco’s employment levels. Jayco will operate today as it did yesterday with the same management teams in place. We will do our best to keep employees informed as any new information becomes available.

Does this transaction mean that you are done growing through acquisition?

A.	No, just as we have throughout our history, we will continue to be an opportunistic acquirer. As opportunities arise in the future, we will evaluate them just as we have in the past.

In the near term, we will be focused on generating cash from operations to repay the debt incurred for this transaction, while also supporting the growth of all of our subsidiaries.

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What are the terms of the debt you took on to fund the transaction? When do you expect to pay off the debt facility?

A.	We financed $360 million from an asset-based revolving loan facility arranged through our lenders. The facility bears a variable interest rate based on a spread plus either the prime rate or LIBOR and is secured primarily by our cash accounts, inventory, accounts receivable and certain machinery and equipment. We plan to pay off the loan within the next three years based on internally generated cash flows, although the term of the credit facility is five years. In future quarters, we will update you on our progress in repaying this debt as the strength of our balance sheet is a critical factor to us and to our long-term success.

Thor has historically operated with little to no debt on its balance sheet. Why change that now?

A.	We have consistently stated that we would consider debt financing to make the right acquisition, as we have at various times in our history. In this case, we believe that the benefits of this transaction outweighed the risks of taking on a modest level of debt, at historically low interest rates, for a short period of time.

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